          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 2400.14a-11(c) or 240.14a-12


                             LSI LOGIC CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

David E. Sanders - Vice President, General Counsel and Secretary
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee.
[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ]  $500 per each party to the controversy pursuant to Exchange Act
     Rule 14a-66(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                             LSI LOGIC CORPORATION
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 12, 1998

To the Stockholders:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of LSI Logic Corporation (the "Company"), a Delaware corporation, will be held on May 12, 1998 at 4:30 p.m., local time, at the Continental Center, Ricker Auditorium, Mezzanine Level, 180 Maiden Lane, New York, New York, for the following purposes:

          1. To elect directors to serve for the ensuing year and until their successors are elected.

          2. To approve an amendment to the Company's 1991 Equity Incentive Plan (the "1991 Incentive Plan") to increase the number of shares of Common Stock reserved for issuance thereunder by 7,000,000 shares.

          3. To ratify the appointment of Price Waterhouse LLP as independent accountants of the Company for its 1998 fiscal year.

          4. To transact such other business as may properly come before the meeting and any adjournments thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on March 13, 1998, are entitled to notice of and to vote at the meeting.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she returned a proxy.

                                          Sincerely,

                                          David E. Sanders
                                          Secretary

Milpitas, California
March 24, 1998

                             YOUR VOTE IS IMPORTANT

IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE (TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES).

                             LSI LOGIC CORPORATION
                            ------------------------

                                PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed Proxy is solicited on behalf of LSI Logic Corporation (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 12, 1998 at 4:30 p.m., local time, or at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Continental Center, Ricker Auditorium, Mezzanine Level, 180 Maiden Lane, New York, New York. The Company's principal executive offices are located at 1551 McCarthy Boulevard, Milpitas, California 95035 and its telephone number is (408) 433-8000.

     These proxy solicitation materials were mailed on or about March 26, 1998 to all stockholders entitled to vote at the meeting.

RECORD DATE; SHARES OUTSTANDING

     Stockholders of record at the close of business on March 13, 1998 (the "Record Date") are entitled to notice of and to vote at the meeting. As of the Record Date, 140,281,283 shares of the Company's Common Stock, $0.01 par value, were issued and outstanding. On the Record Date, the closing price of the Company's Common Stock on the New York Stock Exchange was $23.50 per share.

REVOCABILITY OF PROXIES

     Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

VOTING AND SOLICITATION

     On all matters other than the election of directors, each share has one vote. See "ELECTION OF DIRECTORS -- REQUIRED VOTE." The cost of soliciting proxies will be borne by the Company. The Company has retained the services of Georgeson & Company, Inc. to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners. The Company estimates that it will pay Georgeson & Company, Inc. a fee not to exceed $10,000 for its services and will reimburse it for certain out of pocket expenses estimated to be $6,000. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

     The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR", "AGAINST", or "WITHHELD FROM" a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter.

     While there is no definitive statutory or case law in Delaware as to the proper treatment of abstentions in the counting of votes, the Company believes that abstentions should be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of shares present or represented and entitled to vote on the proposal other than with respect to the election of directors.

In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes may be counted as present or represented for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes may not be counted for purposes of determining the number of shares entitled to vote with respect to the particular proposal for which authorization to vote was withheld. Accordingly, broker non-votes will not be considered shares entitled to vote and therefore will not be counted in determining the outcome of any proposal.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 1999 Annual Meeting must be received by the Company no later than November 26, 1998, and be otherwise in compliance with applicable laws and regulations in order that such proposals may be considered for possible inclusion in the proxy statement and form of proxy relating to that meeting.

                               SECURITY OWNERSHIP

PRINCIPAL STOCKHOLDERS

     As of the Record Date, the following persons were known to the Company to be beneficial owners of more than 5% of the Company's Common Stock:

              NAME AND ADDRESS                  NUMBER OF SHARES OWNED    PERCENTAGE OF TOTAL
              ----------------                  ----------------------    -------------------
Wilfred J. Corrigan(1)
  1551 McCarthy Blvd.
  Milpitas, CA 95035........................          7,599,952                 5.42%

---------------

(1) Includes 1,175,000 shares, options for which are presently exercisable or will become exercisable within 60 days of Record Date.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the beneficial ownership of Common Stock of the Company as of the Record Date (the most recent practicable date) by all directors, each of the named executive officers set forth in the Summary Compensation Table (the "Named Executive Officers") and by all directors and current executive officers as a group:

                                                                NUMBER       APPROXIMATE
                                                               OF SHARES      PERCENTAGE
                           NAME                                  OWNED          OWNED
                           ----                               -----------    ------------
Wilfred J. Corrigan(1)....................................     7,599,952         5.42%
T.Z. Chu(2)...............................................        60,075            *
Malcolm R. Currie(3)......................................       136,325            *
James H. Keyes(4).........................................        82,625            *
R. Douglas Norby(5).......................................       224,708            *
John P. Daane(6)..........................................        71,134            *
W. Richard Marz(7)........................................       134,643            *
Joseph M. Zelayeta(8).....................................       189,500            *
All current directors and executive officers as a group
  (11 persons)(9).........................................     8,689,136         6.19%

---------------

* Less than 1%

(1) Includes 1,175,000 shares, options for which are presently exercisable or will become exercisable within 60 days of the Record Date.

(2) Includes 25,625 shares, options for which are presently exercisable or will become exercisable within 60 days of the Record Date.

(3) Includes 33,125 shares, options for which are presently exercisable or will become exercisable within 60 days of the Record Date.

(4) Includes 33,125 shares, options for which are presently exercisable or will become exercisable within 60 days of the Record Date.

(5) Includes 188,125 shares, options for which are presently exercisable or will become exercisable within 60 days of the Record Date.

(6) Includes 66,000 shares, options for which are presently exercisable or will become exercisable within 60 days of the Record Date.

(7) Includes 132,500 shares, options for which are presently exercisable or will become exercisable within 60 days of the Record Date.

(8) Includes 174,000 shares, options for which are presently exercisable or will become exercisable within 60 days of the Record Date.

(9) Includes 1,992,250 shares, that are subject to options held by 11 executive officers and outside directors and that are presently exercisable or will become exercisable within 60 days of the Record Date.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

NOMINEES

     A board of five directors is to be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's five nominees named below, all of whom are currently directors of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for such nominee as shall be designated by the present Board of Directors to fill the vacancy. If additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible and, in such event, the specific nominees to be voted for will be determined by the proxy holders. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until his successor has been elected and qualified.

     The names of the nominees for election to the Board of Directors, and certain information about them, are set forth below.

                                                                               DIRECTOR
         NAME OF NOMINEE            AGE           PRINCIPAL OCCUPATION          SINCE
         ---------------            ---           --------------------         --------
Wilfred J. Corrigan...............  60     Chairman of the Board of Directors    1981
                                             and Chief Executive Officer of
                                             the Company
T.Z. Chu..........................  63     Retired President of Hoefer           1992
                                           Pharmacia Biotech, Inc.
Malcolm R. Currie.................  71     Chief Executive Officer, Currie       1992
                                             Technologies, Inc.; Chairman
                                             Emeritus, Hughes Aircraft, Inc.
James H. Keyes....................  57     Chairman and Chief Executive          1983
                                           Officer of Johnson Controls, Inc.
R. Douglas Norby..................  62     Executive Vice President and Chief    1993
                                             Financial Officer of the Company

     There are no family relationships between or among any directors or executive officers of the Company.

     Mr. Corrigan, a founder of the Company, has served as Chief Executive Officer and a director of the Company since its organization in January 1981. Mr. Corrigan also serves on the boards of directors of several privately held corporations.

     Mr. Chu served as President of Hoefer Pharmacia Biotech, Inc., a biotechnology company, from March 1995 until his retirement in February 1997. From August 1993 until March 1995, Mr. Chu served as President and Chief Executive Officer of Hoefer Scientific Instruments, a manufacturer of scientific instruments. From January 1992 until August 1993, Mr. Chu acted as a consultant to Hambrecht & Quist, an investment banking firm and to Thermo Instrument Systems, Inc., a manufacturer of analytical instruments.

     Mr. Currie serves as Chief Executive Officer of Currie Technologies, Inc., a manufacturer of electric propulsion systems for bicycles. Mr. Currie served as Chairman and Chief Executive Officer of Hughes Aircraft Company from March 1988 until his retirement in July 1992. He presently serves on the boards of directors of Unocal Corporation, Investment Company of America, U.S. Electricar, and Regal One Corp., and as Chairman of the Board of Trustees of the University of Southern California.

     Mr. Keyes has served as Chairman and Chief Executive Officer of Johnson Controls, Inc., a manufacturer of automated building controls, batteries, and automotive interiors and seating systems, since January 1993. Mr. Keyes also serves on the boards of directors of Universal Foods Corp., Firstar Corp. and Pitney Bowes, Inc.

     Mr. Norby has served as Executive Vice President and Chief Financial Officer of the Company since November 1996. From September 1993 until November 1996, Mr. Norby served as Senior Vice President and Chief Financial Officer of Mentor Graphics Corporation, an EDA company. From July 1992 until September 1993, Mr. Norby served as President and Chief Executive Officer of Pharmetrix Corporation, a health care company located in Menlo Park, California. Mr. Norby serves on the board of directors of Corvas International, Inc.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held a total of six meetings during the fiscal year ended December 31, 1997. The Board of Directors has an Audit Committee and a Compensation Committee, both of which consist solely of non-employee directors. The Board of Directors does not have a nominating committee or a committee performing the functions of a nominating committee.

     The Audit Committee, which consists of Mr. Currie (who serves as its chairman), Mr. Chu and Mr. Keyes, held three meetings during the last fiscal year. The Audit Committee recommends engagement of the Company's independent accountants, and is primarily responsible for approving the services performed by the Company's independent accountants and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

     The Compensation Committee, which consists of Mr. Keyes (who serves as its chairman), Mr. Chu and Mr. Currie, held three meetings during the last fiscal year. The Compensation Committee reviews and approves the Company's executive compensation policy and makes recommendations concerning the Company's employee benefit plans.

     During the fiscal year ended December 31, 1997, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board on which they served.

COMPENSATION OF DIRECTORS

     Members of the Board of Directors who are not employees of the Company receive an annual fee of $20,000 paid on a prorated basis and $1,250 for each meeting they attend, plus reimbursement of expenses for attendance at Board and committee meetings. The Company's 1995 Director Option Plan (the "1995 Director Plan"), as adopted by the Board of Directors and approved by the stockholders, provides for the grant of nonstatutory stock options to non-employee directors of the Company ("Outside Director"). Each Outside Director shall be granted an option to purchase 15,000 shares of Common Stock (the "First Option") on the date on which he or she first becomes an Outside Director; provided, however, that no Outside Director who was an Outside Director immediately prior to the effective date of the 1995 Director Plan (June 1, 1995) was granted a First Option. In addition, on April 1 of each year each Outside Director shall automatically be granted an option to purchase 7,500 shares of Common Stock of the Company (a "Subsequent Option"), if on such date he or she shall have served on the Board of Directors for at least six months. The 1995 Director Plan provides for neither a maximum nor a minimum number of option shares that may be granted to any one non-employee director, but does provide for the number of shares that may be included in any grant and the method of making a grant. The vesting schedule for options granted under the 1995 Director Plan is set by the plan at 25% on each of the four anniversaries of the grant. Options may be exercised only while the optionee is a director of the Company, within 12 months after death or within three months after the optionee ceases to serve as a director of the Company, but in no event after its ten-year term has expired. A total of 500,000 shares have been reserved for issuance under the 1995 Director Plan, of which 52,500 are subject to outstanding options, none has been issued upon exercise of options, and 447,500 remain available for grant. During fiscal 1997, Subsequent Options having an exercise price of $35.00 per share were granted to each of directors Chu, Currie and Keyes.

REQUIRED VOTE

     Directors shall be elected by a plurality of the votes of the shares of the Company's Common Stock entitled to vote and represented in person or by proxy at the Annual Meeting. The five nominees for director receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Votes against, votes withheld and broker non-votes have no legal effect on the election of directors due to the fact that such elections are by a plurality.

     Every stockholder voting in the election of directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected (five) multiplied by the number of votes to which the stockholder's shares are entitled, or may distribute the stockholder's votes on the same principle among as many candidates as the stockholder thinks fit, provided that votes cannot be cast for more than five candidates. However, no stockholder shall be entitled to cumulate votes for a candidate unless the candidate's name has been properly placed in nomination prior to the voting, and the stockholder, or any other stockholder, has given notice at the meeting prior to the voting of the intention to cumulate votes. The proxy holders will exercise discretionary authority to cumulate votes in the event that additional persons are nominated at the Annual Meeting for election of directors.

      MANAGEMENT RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

                                  PROPOSAL TWO

            AMENDMENT TO THE 1991 EQUITY INCENTIVE PLAN TO INCREASE
             THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER

GENERAL

     The 1991 Equity Incentive Plan (the "1991 Incentive Plan") was adopted by the Board of Directors and approved by the stockholders in May 1991 and a total of 2,000,000 shares of Common Stock were initially reserved for issuance thereunder. From time to time since May 1991, the Board of Directors and stockholders have approved amendments to the 1991 Incentive Plan to increase the number of shares reserved for issuance thereunder to an aggregate of 18,000,000 shares and to make certain additional amendments to the 1991 Incentive Plan.

     As of the Record Date, 3,863,560 shares had been issued pursuant to the exercise of options granted under the 1991 Incentive Plan and options to purchase 12,809,052 shares were outstanding, leaving only 1,327,388 of the 18,000,000 shares available for future grants under the 1991 Incentive Plan (without giving effect to this proposed amendment).

PROPOSED AMENDMENT TO INCREASE SHARES RESERVED

     Stockholder approval is hereby being sought for an amendment approved by the Board of Directors on February 11, 1998, increasing the number of shares of Common Stock reserved for issuance under the 1991 Incentive Plan by 7,000,000 shares. The total number of shares of Common Stock reserved for issuance under the 1991 Incentive Plan is 18,000,000. If the proposed amendment is approved, the total number of shares of Common Stock reserved for issuance under the 1991 Incentive Plan will be 25,000,000.

REQUIRED VOTE

     The affirmative vote of a majority of the votes cast will be required to approve PROPOSAL TWO.

SUMMARY OF THE 1991 INCENTIVE PLAN

     The essential features of the 1991 Incentive Plan are outlined below.

  Purpose

     The purpose of the 1991 Incentive Plan is to enable the Company to provide an incentive to eligible employees and consultants whose present and potential contributions are important to the continued success of the Company, to afford them an opportunity to acquire a proprietary interest in the Company and to enable the Company to hire and retain the best available talent for the successful conduct of its business.

     The Board of Directors believes that the Company's 1991 Incentive Plan is an important factor in attracting and retaining the high caliber employees and consultants essential to the success of the Company and in aligning their long-term interests with those of the stockholders. Competition for highly qualified individuals in the Company's industry is intense, particularly in the current environment of very low unemployment among the limited pool of candidates possessing the specialized skills required in areas in which the Company competes. Employers with which the Company competes for such highly qualified individuals, including those companies that anticipate an initial public offering, frequently offer grants of substantial numbers of stock options as part of a comprehensive compensation package. Accordingly, management believes that to successfully attract the best candidates and retain key employees, the Company must be in a position to offer a competitive stock option incentive program as an essential component of its compensation packages.

     The Board of Directors further believes that stock options serve an important role in motivating recipients to contribute to the Company's continued growth and profitability. The proposed amendment to the 1991 Incentive Plan is intended to ensure that there will be a reasonable number of shares available under the Plan to meet these needs for the coming year.

  Stock Options

     The 1991 Incentive Plan permits the granting both of stock options that either are intended to qualify as Incentive Stock Options ("ISOs") and of stock options that are not intended to so qualify ("Nonstatutory Stock Options" or "NSOs").

     The exercise price for each option may not be less than 100% of the fair market value of a share of Common Stock on the date such option is granted (or not less than 110% of such fair market value in the case of grants of ISOs to 10% stockholders). Without stockholder approval, the exercise price of granted options may not be reduced. No employee may be granted, in any fiscal year, options to purchase more than 750,000 shares.

     The term of each option is fixed by the Board at the time of the grant, generally at 10 years from the date of grant. (In the case of ISOs the term may not exceed five years in the case of grants to a 10% stockholder and 10 years for others.) The Board also determines the vesting schedule for each option grant, which is generally 25% on each of the first four anniversaries of the date of grant.

     The exercise price of options granted under the 1991 Incentive Plan, including applicable tax withholding if any, must be paid in full at the time of exercise. The method of payment is determined by the Board or its designated committee administering the 1991 Incentive Plan and may consist of cash, check, promissory note, other shares of Common Stock, delivery of a properly executed exercise notice with irrevocable instructions to the optionee's broker to deliver to the Company the amount of sale proceeds required to pay the exercise price, any combination of the foregoing methods of payment or such other consideration and method of payment permitted under the Delaware General Corporation Law.

     If an optionee's employment terminates for any reason, including retirement, his or her exercisable options may be exercised within the time period set forth in the option agreement, which is generally 90 days from the date of termination. If the Board or its designated committee determine that an employee was discharged for misconduct (as defined in the 1991 Incentive Plan), the employee has no further rights under the options granted to him or her or under the plan. If an optionee's employment is terminated by reason of the optionee's death or permanent total disability, the option will be exercisable for 12 months following the date of death or disability, subject to the stated term of the option. Options granted to consultants have such terms and conditions with respect to the effect of termination of the consulting relationship (including upon the death of the consultant) as the Board or its designated committee may determine in each case.

  Eligibility

     Any employee (including any officer) or consultant of the Company or of its majority owned subsidiaries whom the Board deems to have the potential to contribute to the future success of the Company is eligible to receive NSO option grants under the 1991 Incentive Plan. Only employees of the Company or of its subsidiaries are eligible to ISO grants. As of the Record Date, the Company had approximately 4400 employees.

  Adjustments for Recapitalizations and Reorganizations

     In the event of a stock dividend, stock split, combination or similar event, the number of shares of Common Stock available for issuance under the 1991 Incentive Plan shall be increased or decreased proportionately, and the number of shares of Common Stock deliverable upon exercise, and, where applicable, the exercise price of each option, shall be proportionately adjusted. In the event of a merger, reorganization, liquidation or similar event, the Board may either provide for the assumption or substitution of outstanding options or provide that the options must be exercised within 30 days. In either case, the Board may provide for accelerated vesting of such options.

  Administration

     The 1991 Incentive Plan is administered by the Board of Directors of the Company or by a committee appointed by the Board in compliance with Rule 16b-3 ("Rule 16b-3") promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"). If permitted by Rule 16b-3, the 1991 Incentive Plan may be administered by different bodies with respect to employees who are directors, non-director officers, employees who are neither directors nor officers, and consultants. A member of the Board who is an eligible employee is permitted to participate in the 1991 Incentive Plan but may not be a member of a committee appointed to administer the 1991 Incentive Plan. Members of the Board receive no additional compensation for their services in connection with the administration of the 1991 Incentive Plan.

  Amendment and Termination

     The Board may amend, alter, suspend or discontinue the 1991 Incentive Plan at any time, but such amendment, alteration, suspension or discontinuation shall not impair the rights of any participant in the 1991 Incentive Plan, without the participant's consent. In addition, no ISO may be granted under the 1991 Incentive Plan after March 8, 2001.

     In addition, to the extent necessary and desirable to comply with Rule 16b-3 under the Exchange Act or under Section 422A of the Internal Revenue Code of 1986, as amended ("the Code") (or any other applicable law or regulation), the Company shall obtain stockholder approval of any 1991 Incentive Plan amendment, in such a manner and to such a degree as required to comply with such laws or regulations.

  Certain United States Federal Income Tax Information

     The following is only a brief summary of the effect of federal income taxation upon the participant and the Company under the 1991 Incentive Plan based upon the Code. This summary does not purport to be complete and does not discuss the income tax laws of any municipality, state or country outside of the United States in which a participant may reside. It is advisable that a participant contact his or her own tax advisor concerning the application of tax laws.

     If an option granted under the 1991 Incentive Plan is an ISO, the optionee will recognize no taxable income upon grant or exercise of the ISO unless the alternative minimum tax rules apply. Upon the resale or exchange of the shares at least two years after grant of the ISO and one year after exercise by the optionee, any gain (or loss) will be taxed to the optionee as ordinary income (or loss) or capital gain (or loss), depending on how long the optionee has held the stock.

     All options that do not qualify as ISOs are taxed as NSOs. An optionee will not recognize any taxable income at the time he or she is granted an NSO. However, upon the exercise of an NSO, the optionee will generally recognize ordinary income for federal income tax purposes measured by the excess, if any, of the then fair market value of the shares over the exercise price. The ordinary income recognized upon exercise of an NSO by an optionee who is also an employee of the Company will be treated as wages for tax purposes and will be subject to tax withholding out of the current compensation, if any, paid to the optionee. Upon resale of such shares by the optionee, any difference between the sale price and fair market value on the date of exercise will be treated as capital gain (or loss).

     The Company will be entitled to a tax deduction (except that such deduction may be limited or disallowed by Section 162(m) of the Code for certain highly compensated executive officers) in the same amount as the ordinary income, if any, recognized by the optionee (i) upon exercise of an NSO and (ii) upon the sale of shares acquired by exercise of an ISO in a disqualifying disposition. The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an ISO, regardless of the applicability of the alternative minimum tax.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT OF THE 1991 INCENTIVE
  PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER. THE EFFECT OF AN ABSTENTION IS THE SAME AS THAT OF A VOTE AGAINST THE AMENDMENT OF
                            THE 1991 INCENTIVE PLAN.

                                 PROPOSAL THREE

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected Price Waterhouse LLP, independent accountants, to audit the consolidated financial statements of the Company for its 1998 fiscal year and recommends that the stockholders vote for ratification of such appointment. If there is a negative vote on such ratification, the Board of Directors will reconsider its selection. Price Waterhouse LLP has audited the Company's consolidated financial statements since the fiscal year ended December 31, 1981. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS THE INDEPENDENT ACCOUNTANTS FOR THE 1998 FISCAL YEAR.

                             EXECUTIVE COMPENSATION

     The following table shows, as to (i) the Chief Executive Officer, and (ii) each of the four other most highly compensated executive officers whose salary plus bonus exceeded $100,000 in 1997 (the "Named Executive Officers"), information concerning all reportable compensation awarded to, earned by or paid to each for services to the Company in all capacities during the fiscal year ended December 31, 1997, as well as such compensation for each such individual for the Company's previous two fiscal years (if such person was an executive officer during any part of such previous fiscal year).

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG TERM COMPENSATION
                                                                                      ---------------------------
                                             ANNUAL COMPENSATION       OTHER ANNUAL                   ALL OTHER
                                         ---------------------------   COMPENSATION     OPTIONS/     COMPENSATION
      NAME AND PRINCIPAL POSITION        YEAR   SALARY($)   BONUS($)      ($)(1)       SARS(#)(2)       ($)(3)
      ---------------------------        ----   ---------   --------   ------------   ------------   ------------
Wilfred J. Corrigan....................  1997   $704,231    $375,000     $ 8,800         300,000       $ 19,911
  Chairman                               1996   $685,577    $    -0-     $10,400             -0-       $ 13,807
  Chief Executive Officer                1995   $600,769    $730,000     $13,100       1,400,000       $ 37,823
John P. Daane(4).......................  1997   $230,000    $200,000     $ 7,033         100,000       $  4,884
  Executive Vice President,
  Communications, Computer and ASIC
  Products
W. Richard Marz........................  1997   $337,308    $100,000     $ 7,700          20,000       $ 10,567
  Executive Vice President,              1996   $332,077    $ 30,000     $ 9,100         175,000       $  7,562
  Geographic Markets                     1995   $ 80,760    $125,000     $ 2,100         125,000       $ 85,607
R. Douglas Norby(5)....................  1997   $314,615    $150,000     $11,600          30,000       $187,530
  Executive Vice President               1996   $ 45,000    $    -0-     $ 2,100         307,500       $ 25,318
  and Chief Financial Officer
Joseph M. Zelayeta(6)..................  1997   $304,423    $170,000     $ 6,900          70,000       $ 19,785
  Executive Vice President, Worldwide
  Operations

---------------
(1) Includes amounts paid for car allowance and, in the case of Mr. Norby only, tax preparation.

(2) The Company has not granted any stock appreciation rights. The number of options granted has been adjusted for a two-for-one stock split in the form of a stock dividend declared for stockholders of record on May 23, 1995.

(3) "All Other Compensation" is itemized as follows:

     - In 1997, Mr. Corrigan received $13,611 for profit sharing and $6,300 for group term life insurance. In 1996, Mr. Corrigan received $7,265 for profit sharing and $6,542 for group term life insurance. In 1995, Mr. Corrigan received $31,523 for profit sharing, and $6,300 for group term life insurance.

     - In 1997, Mr. Daane received $4,128 for profit sharing and $756 for group term life insurance.

     - In 1997, Mr. Marz received $6,535 for profit sharing and $4,032 for group life insurance. In 1996, Mr. Marz received $3,375 for profit sharing and $4,187 for group term life insurance. In 1995, Mr. Marz received $9,522 for profit sharing, $1,085 for group term life insurance and $75,000 as a hire-on bonus.

     - In 1997, Mr. Norby received $6,077 for profit sharing, $9,828 for group term life insurance and $171,625 for relocation compensation. In 1996, Mr. Norby received $23,750 for directors' fees.

     - In 1997, Mr. Zelayeta received $5,619 for profit sharing, $4,032 for group term life insurance and $10,134 for relocation.

(4) Mr. Daane was named an executive officer of the Company in October 1997.

(5) Mr. Norby was named an executive officer of the Company in November 1996.

(6) Mr. Zelayeta was named an executive officer of the Company in September
    1997.

STOCK OPTION GRANTS AND EXERCISES

     The following tables set forth information with respect to the stock options granted to the Named Executive Officers under the Company's stock option plans and the options exercised by such Named Executive Officers during the fiscal year ended December 31, 1997 and the options held by the Named Executive Officers at December 31, 1997.

     The Option Grants Table sets forth hypothetical gains or "option spreads" for the options at the end of their respective ten-year terms, as calculated in accordance with the rules of the Securities and Exchange Commission. Each gain is based on an arbitrarily assumed annualized rate of compound appreciation of the market price of 5% and 10% from the date the option was granted to the end of the option term and does not represent the Company's projection of future stock price performance. Actual gains, if any, on option exercises are dependent on the future performance of the Company's Common Stock and overall market conditions.

                    OPTION/SAR(1) GRANTS IN LAST FISCAL YEAR

                                          INDIVIDUAL GRANTS
                       --------------------------------------------------------
                         NUMBER OF                                                POTENTIAL REALIZABLE VALUE
                         SECURITIES      PERCENT OF                               AT ASSUMED ANNUAL RATES OF
                         UNDERLYING        TOTAL                                   STOCK PRICE APPRECIATION
                          OPTIONS       OPTIONS/SARS   EXERCISE OR                      FOR OPTION TERM
                         GRANTED IN      GRANTED TO    BASE PRICE    EXPIRATION   ---------------------------
        NAME           FISCAL YEAR(2)    EMPLOYEES      ($/SHARE)       DATE          5%             10%
        ----           --------------   ------------   -----------   ----------   -----------    ------------
Wilfred J.
  Corrigan...........     300,000           6.69%        $33.25       8/15/2007   $6,273,224     $15,897,581
John P. Daane........     100,000           2.23%        $23.00      11/14/2007   $1,446,458     $ 3,665,608
W. Richard Marz......      20,000           0.45%        $23.00      11/14/2007   $  289,292     $   733,122
R. Douglas Norby.....      30,000           0.67%        $23.00      11/14/2007   $  433,937     $ 1,099,682
Joseph M. Zelayeta...      20,000           0.45%        $33.25       8/15/2007   $  418,215     $ 1,059,839
                           50,000           1.12%        $23.00      11/14/2007   $  723,229     $ 1,832,804

---------------

(1) The Company has not granted any stock appreciation rights.

(2) All options shown in the table were granted under the 1991 Incentive Plan. The material terms of the options are: (a) The exercise price of the options is the fair market value of Common Stock as of the date of grant; (b) The options vest cumulatively in equal 25% increments on each of the first four anniversaries of the date of grant; (c) To the extent unexercised, the options lapse after ten years; (d) The options are non-transferable and are only exercisable during the period of employment of the optionee (or within three months following termination of employment), subject to limited exceptions in the cases of certain terminations, death or permanent disability of the optionee.

               AGGREGATED OPTION(1) EXERCISES IN LAST FISCAL YEAR
                               AND YEAR-END VALUE

                                                                  NUMBER OF                    VALUE(1) OF
                                                            SECURITIES UNDERLYING       UNEXERCISED IN-THE-MONEY
                              NUMBER OF                   UNEXERCISED OPTIONS HELD           OPTIONS HELD AT
                               SHARES                        AT FISCAL YEAR END              FISCAL YEAR END
                             ACQUIRED ON      VALUE      ---------------------------   ---------------------------
           NAME              EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----              -----------   -----------   -----------   -------------   -----------   -------------
Wilfred J. Corrigan........      -0-          $-0-         825,000      1,000,000      $1,765,625       $   -0-
John P. Daane..............      -0-          $-0-          56,000        216,000      $   51,750       $ 4,500
W. Richard Marz............      -0-          $-0-         106,250        213,750      $      -0-       $   -0-
R. Douglas Norby...........      -0-          $-0-          75,000        255,000      $      -0-       $   -0-
Joseph M. Zelayeta.........      -0-          $-0-         159,000        155,000      $1,743,125       $44,375

---------------

(1) Value of unexercised options is based on the difference between the fair market value of Company's Common Stock of $19.63 per share as of December 31, 1997 (the last day of the last completed fiscal year) and the exercise price of the unexercised in-the-money options.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Overview and Philosophy

     The Compensation Committee (the "Committee") of the Board of Directors establishes the overall executive compensation strategies of the Company and approves compensation elements of the Chief Executive Officer and other executive officers. The Committee periodically reviews its approach to executive compensation.

     The Committee is comprised of all of the outside, non-employee members of the Board of Directors (three), none of whom has interlocking relationships as defined by the Securities and Exchange Commission. The Committee has available to it such external compensation advice and data as the Committee deems necessary and appropriate to obtain.

     The compensation philosophy of the Committee is to provide a comprehensive compensation package for each executive officer that is well suited to support accomplishment of the Company's business strategies, objectives and initiatives. For incentive-based compensation, the Committee considers the desirability of structuring such compensation arrangements so as to qualify for deductibility by the Company under Section 162(m) of the Code. As the Committee applies this compensation philosophy in determining appropriate executive compensation levels and other compensation factors, the Committee reaches its decision with a view towards the Company's overall financial performance.

  Executive Officer Compensation

     The Committee's approach is based upon a belief that a substantial portion of aggregate annual compensation for executive officers should be contingent upon the Company's performance and an individual's contribution to the Company's success. In addition, the Committee strives to align the interest of the Company's executive officers with the long-term interests of stockholders through stock option grants that can result in ownership of the Company's Common Stock. The Committee endeavors to structure each executive officer's overall compensation package to be consistent with this approach and to enable the Company to attract, retain and reward personnel who contribute to the success of the Company.

     The Company's compensation program for executive officers is based on the following guidelines:

     - Establishment of salary levels and participation in generally available employee benefit programs based on competitive compensation package practices.

     - Utilization of a performance-based, cash incentive plan.

     - Inclusion of equity opportunities that create long-term incentives based upon increases in stockholder return.

     The Company had a cash incentive plan during 1997 that provided for bonus awards to be made to the executive officers and other members of senior management subject to an aggregate budget for all awards under the plan. The plan established a minimum level of operating income to be achieved by the Company for the year before any payments would be made under the plan. The plan also allowed upward adjustments in awards to be made if the minimum operating income target was exceeded. In addition, per the plan's provisions, except as to his own eligibility for an award under the plan, the CEO was authorized to determine individual bonus award amounts pursuant to his judgment of each participant's relative personal contributions to the Company's performance, subject to the approval of the Committee of awards to executive officers. The Company's operating income for 1997 exceeded the threshold target established under the plan for payments under the plan. Accordingly, awards were made to executive officers consistent with the plan's provisions regarding the level of operating income achieved by the Company.

     During 1997, the Committee approved a budget for increases in executive officers' base salary levels, which reflected the compensation guidelines described previously in this report. Increases in base salary amounts for individual executive officers were then made pursuant to the CEO's judgment and discretion in satisfying the Company's compensation philosophy set forth above, which increases, in the aggregate, were within the budget that had been approved by the Committee. The general level of compensation of the Company's executive officers is in the median of ranges of compensation information sources against which the Company makes competitive comparisons.

     The Company maintains a set of guidelines for use in making recommendations to the Committee on individual grants of stock options, including the size of such grants, to executive officers. Options to purchase the Common Stock of the Company were granted to the executive officers by reference to the guidelines. These guidelines are developed by reference to external published surveys and other information that are believed to fairly reflect the competitive environment in which the Company operates and which are consistent with the compensation principles set forth above.

  Chief Executive Officer Compensation

     Mr. Corrigan has been CEO of the Company since its founding in 1981. His base salary prior to the beginning of fiscal 1997 was $675,000, which was increased to $715,000 during 1997, based upon reference to external competitive pay practices, the above-described compensation approach to executive officers and an independent assessment by this Committee of Mr. Corrigan's performance.

     As a result of the Company's performance during 1997, Mr. Corrigan was awarded a cash bonus of $375,000. The amount of this award was determined by the Committee pursuant to the provisions of the performance-based bonus compensation plan for the Company's Chief Executive Officer, which plan was approved by the Company's stockholders at the 1997 annual meeting of stockholders. In addition Mr. Corrigan was granted options to purchase 300,000 shares of stock.

     The Committee believes Mr. Corrigan has managed the Company well, and has achieved distinguished results, including in terms of revenue, gross margin, operating income and net income.

                                          MEMBERS OF THE COMPENSATION
                                          COMMITTEE
                                          James H. Keyes
                                          T.Z. Chu
                                          Malcolm R. Currie

February 11, 1998

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are set forth in the preceding section as well as in Proposal One. There are no members of the Compensation Committee who were officers or employees of the Company or any of its subsidiaries during the fiscal year, formerly officers of the Company, or had any relationship otherwise requiring disclosure hereunder.

                               PERFORMANCE GRAPH

     The stock price performance shown on the graph following is not necessarily indicative of future price performance.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                  AMONG LSI LOGIC CORPORATION*, S&P 500 INDEX
                     AND HAMBRECHT & QUIST TECHNOLOGY INDEX

                                                                               HAMBRECHT &
        MEASUREMENT PERIOD              LSI LOGIC       STANDARD & POOR'S   QUIST TECHNOLOGY
      (FISCAL YEAR COVERED)            CORPORATION          500 INDEX             INDEX
1992                                     100.00              100.00              100.00
1993                                     147.67              110.08              117.41
1994                                     375.58              111.53              141.04
1995                                     609.30              153.45              210.89
1996                                     497.67              188.68              262.10
1997                                     365.12              251.63              307.29

* During 1997, the Company changed its fiscal year to a straight calendar year from a 52/53 week fiscal year which ended on the Sunday closest to December
  31. Prior to the change, the Company's last trading day of its fiscal year may have varied. For consistent presentation and comparison to the industry indices shown herein, the Company has calculated its stock performance graph assuming a December 31 year end.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's executive officers, directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of security ownership and changes in such ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Executive officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it and written representations received from those reporting persons recognized by the Company as being subject to filing requirements, the Company believes that all required Section 16(a) reports were timely filed during 1997.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

                                          THE BOARD OF DIRECTORS

March 24, 1998

[X] Please mark
    vote as in
    this example.

THIS PROXY WILL BE VOTED AS DIRECTED OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSALS 2 AND 3, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

1.  Election of Directors.

    NOMINEES:  Wilfred J. Corrigan; T.Z. Chu; Malcolm R. Currie;
               James H. Keyes; R. Douglas Norby

                 FOR             WITHHELD
                 ALL             FROM ALL
               NOMINEES          NOMINEES
                 [ ]               [ ]

    [ ]
        -------------------------------------------------------------------
        FOR all nominees except withheld from nominees listed on line above.


                                            FOR      AGAINST      ABSTAIN

2.  Approval of amendment to the 1991       [ ]        [ ]          [ ]
    Equity Incentive Plan to increase
    the number of shares reserved for
    issuance thereunder by 7,000,000
    shares.

                                            FOR      AGAINST      ABSTAIN

3.  Ratification of appointment of          [ ]        [ ]          [ ]
    independent accountants.


MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT    [ ]

(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

Signature
         -------------------------------------------
Date
         -------------------------------------------
Signature
         -------------------------------------------
Date
         -------------------------------------------

                                  DETACH HERE

                                     PROXY


                             LSI LOGIC CORPORATION

                      1998 ANNUAL MEETING OF STOCKHOLDERS
                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                               BOARD OF DIRECTORS

     The undersigned stockholder of LSI Logic Corporation, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 24, 1998, and hereby appoints Wilfred J. Corrigan and David E. Sanders, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1998 Annual Meeting of Stockholders of LSI Logic Corporation to be held on May 12, 1998, at 4:30 p.m., local time, at Continental Center, Ricker Auditorium, Mezzanine Level, 180 Maiden Lane, new York, New York, and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

SEE REVERSE                                                         SEE REVERSE
   SIDE           CONTINUED AND TO BE SIGNED ON REVERSE SIDE           SIDE